Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2012 Long Term Incentive Plan of Dynegy Inc. to register 2,600,000 shares of common stock of our reports dated February 25, 2016, with respect to the consolidated financial statements of Dynegy Inc. and the effectiveness of internal control over financial reporting of Dynegy Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

May 31, 2016